Exhibit 1.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including additional amendments thereto) with respect to the shares of Class B Common Stock, par value $0.001 per share, of Newsmax Inc., a Florida corporation. This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

Dated: March 31, 2025		CHRISTOPHER RUDDY REVOCABLE TRUST DATED OCTOBER 12, 2007

	By:	/s/ Christopher Ruddy
Name: Christopher Ruddy
Its: Trustee

Dated: March 31, 2025		CHRISTOPHER RUDDY

	By:	/s/ Christopher Ruddy
Name: Christopher Ruddy